Exhibit 10.1

June 15, 2022

Mark Pastrone

Re:	Offer of Employment

Dear Mark,

Blink Charging Co. (“Blink”), through its wholly-owned subsidiary, SemaConnect, LLC (the “Company”), is pleased to offer you the position of Chief Operating Officer of SemaConnect, a Blink Charging Company (“COO of SemaConnect”). You will report to Brendan Jones, President of Blink. Your appointment is subject to approval by the Board of Directors of both the Company (the “Board”) and Blink, and your compensation package, as outlined herein, is subject to the recommendation of Blink’s Compensation Committee (“Compensation Committee”). the day immediately following the Closing Date (as such term is defined in the Merger Agreement between Blink and SemaConnect, Inc. dated June 13, 2022.

Base Salary. Your starting annual base salary will be $22,917 per month ($275,000 annually), less applicable taxes, deductions, and withholdings, to be paid monthly and subject to an annual review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday.

Annual Performance Bonus. Each year, you and the Company will collaborate to establish periodic Key Performance Indicators to evaluate your performance and achievements (“KPIs”). If you achieve your pre- established KPIs during the relevant timeframe, you will be eligible to receive a cash bonus of up to forty percent (40%) of your current Base Salary, less applicable taxes, deductions, and withholdings (the “Performance Bonus”). Any failure to establish KPIs, which is not the fault of the Company, will exclude you from eligibility for the Performance Bonus. To qualify for the Performance Bonus, you must meet the relevant KPIs for the twelve (12) months preceding the date your Performance Bonus is considered to be paid.

Equity Awards. You will be entitled to receive equity awards (the “Equity Awards”) under Blink’s 2018 Incentive Compensation Plan (the “Incentive Plan”). The total aggregate annual award value under the Incentive Plan will be up to forty percent (40%) of your current Base Salary (the “Grant”), and such award value may be adjusted from time to time. The entire Grant will be in the form of Blink’s Restricted Common Stock (the “RCSs”). The Equity Award shall vest in equal one-third (1/3) increments beginning on each anniversary of its grant date. If Blink does not renew your employment Term (defined below), the Equity Awards shall vest fully on the anniversary date of your Employment Start Date. All Equity Awards shall be granted to you, provided that: (i) at the end of each applicable vesting date, the Company still employs you; and (ii) you satisfy the KPIs and other performance criteria established by the Incentive Plan. Blink’s Compensation Committee may decide at any time in the future to change the form of the Equity Awards, including granting Stock Options instead of all or a portion of the RCSs, any replacement shall be subject to the vesting schedule set forth herein, and all Stock Options shall expire five (5) years following their vesting. All Equity Awards, including any cash bonuses, will be granted on or about March 31st of each year.

Clawbacks. All Equity Awards are subject to Blink’s Clawback Policy and such other policies that may be adopted in the future, including any guidelines established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Benefits. During the Term hereof, you may continue using the vehicle that the Company has previously leased and provided for you.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for reasonable business expenses incurred in connection with your employment. All expenses over $1,000 must be preapproved by Blink.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of one hundred and sixty (160) hours, or twenty (20) days (based upon an eight-hour workday), per year.

Term and Termination. Your term of employment shall be one (1) year commencing on your Employment Start Date (the “Term”) and automatically extend for successive one (1) year renewal terms unless Blink provides prior written notice of nonrenewal not later than ninety (90) days prior to the expiration of the then-current Term. Upon Blink’s notice of nonrenewal, you shall be entitled to three (3) months of your Base Salary as a severance payment.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause,” which shall mean: (i) your willful material misconduct; (ii) your willful failure to materially perform your responsibilities to the Company; or (iii) your conduct or action that is prohibited under the policies of the Company, including, but not limited to, policies regarding sexual harassment, insider trading, corporate disclosure, substance abuse and conflicts of interest. The Company shall determine “Cause” after conducting a meeting where you can be heard on the topic.

Termination Without Cause. The Company may terminate your employment without Cause not earlier than three months past your Employment Start Date. (“Termination Without Cause”). Upon Termination Without Cause, the Company will continue paying your Base Salary for an additional number of months equal to the number of months you were employed with the company, not to exceed twelve (12) months. In all other situations regarding your termination (including resignation on your part), the following will terminate immediately: (i) all further vesting of your outstanding Equity Awards and bonuses; and (ii) all payments from the Company to you hereunder (except to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term, you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive: (i) the separation benefits (in place of any severance payments); (ii) all unpaid Base Salary amounts; (iii) and all outstanding and fully vested stock options and other Equity Awards.

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Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, you will likely become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and/or Blink and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign Blink’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or before your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company and/or Blink, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your employment duties. Any outside activities must comply with and, if required, be approved by Blink’s Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company and/or Blink, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Company and Blink Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Blink Documents”), which must be returned to Blink with signed consents and acknowledgments on or before your Employment Start Date.

Background Check. You represent that all information provided to the Company or its agents concerning your background is true and correct.

This offer of employment is conditioned upon the following: (i) your execution of this offer letter; (ii) signing the Blink Documents’ acknowledgment forms; and (iii) you submitting to and passing a Company administered drug and background check before commencing your employment. We look forward to you joining the Company.

Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

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Very truly yours,

/s/ Michael D. Farkas

Michael D. Farkas
CEO & Executive Chair
Blink Charging Co.

I accept this offer of employment with SemaConnect, LLC and agree to the terms and conditions outlined in this letter.

/s/ Mark Pastrone
Mark Pastrone	Date

Employment Start Date

SEMACONNECT, LLC		BLINK CHARGING CO.

By	/s/ Michael D. Farkas	By	/s/ Michael D. Farkas
	Michael D. Farkas		Michael D. Farkas
	Authorized Person		CEO & Executive Chair

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Appendix A

KPI List

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